Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap SVP Investor Relations 714-424-2678	Kent Jenkins VP Public Affairs Communications 202-682-9494

CORINTHIAN COLLEGES BOARD OF DIRECTORS

NAMES JACK MASSIMINO CHIEF EXECUTIVE OFFICER

SANTA ANA, Calif., November 30, 2010 – Corinthian Colleges, Inc. (Nasdaq: COCO) announced today that Peter Waller has resigned as chief executive officer and as a member of its board of directors. The Board has appointed Jack D. Massimino as the new chief executive officer, effective immediately. Massimino will also continue to serve as chairman of the board.

Massimino served as CEO from November 2004 until July 2009, when he was named executive chairman of the board. He has served on the Board since 1999.

“In Jack Massimino, we have a committed, energized and proven CEO,” said Terry Hartshorn, lead independent director. “He has served in the position previously, knows the company and the industry well, and we are pleased that he has agreed to help ensure the success of our strategic direction and the continuity of our operations at this time. Though Corinthian, like the rest of the industry, faces significant challenges in the current economic and regulatory environment, the company fills a critical need in workforce training and economic recovery in the regions it serves. The Board thanks Peter for his contributions to the company and wishes him the best in his future endeavors.”

“I am fully committed to leading Corinthian at this pivotal time in the company’s history,” Massimino said. “The key to our success has been and will continue to be putting students first. Our executive team is working diligently to improve the value we bring to students, strengthen operations, and reduce regulatory risk. Given the vital importance of career education in the economy and in the lives of students we serve, we remain confident in the company’s long term growth prospects. Further, we have the balance sheet and liquidity needed to adapt to a changing regulatory environment.”

Conference Call Today

We will host a conference call today from 4:30 p.m. – 5:00 p.m. Eastern Time (1:30 p.m. – 2:00 p.m. PT), to discuss the management transition. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and http://www.companyboardroom.com/ www.streetevents.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. ET, Tuesday, December 7, 2010. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter pass code 63020845.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 122 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding the Company’s long-term growth prospects, balance sheet and liquidity to adapt to a changing regulatory environment. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from our decision to discontinue enrolling ATB students, the uncertain outcome of the Department of Education’s rule making and recently promulgated rules and the pending inquiries by the Senate HELP committee, either or both of which could result in changes in federal regulation and legislation as well as changes in the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to manage the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###